CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-2 of our report, dated March 28, 1998, on the consolidated financial statements of SGI International and subsidiaries (the "Company") as of and for the year ended December 31, 1997, which appears in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and contains an explanatory paragraph with respect to the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption "Experts" in the Prospectus of the Registration Statement.

J.H. Cohn LLP


San Diego, California
April 16, 1998